Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Strong Financial Results

for Second Quarter FY06

Revenue Up 24% to $119.2 million;

Operating Income Up 22% to $10.1 million;

Net Income Up 10% to $4.4 million;

Diluted EPS of $0.34;

Full Year Guidance Unchanged

RESTON, VA — August 1, 2006 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced strong financial results for its second quarter ended July 1, 2006. Revenue for the second quarter of fiscal year 2006 (FY06) increased 24 percent and net income increased by 10 percent as compared to the second quarter of the prior year. The Company’s results were driven by organic growth in high-priority Federal government assignments in the key areas of: Federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing; as well as the acquisition of Zen Technology, Inc. at the end of February 2006.

Second Quarter FY06 Financial Results

Revenue for the second quarter of FY06 was $119.2 million, an increase of 24 percent over second quarter FY05 revenue of $96.0 million. Federal government contract revenue, which represented 98 percent of second quarter FY06 total revenue, grew by 24 percent to $117.2 million from $94.5 million for the second quarter of FY05. Revenue growth in the second quarter was primarily the result of new task orders, the expansion of work on current mission-critical information technology and network solutions contracts, and projects added from the Zen acquisition.

Income from operations for the second quarter of FY06 was $10.1 million, an increase of 22 percent over operating income of $8.3 million reported a year earlier. Operating margin for the second quarter of FY06 was 8.5 percent, as compared to 8.7 percent for the second quarter of FY05. Net income for the second quarter of FY06 was $4.4 million, an increase of 10 percent over second quarter FY05 net income of $4.0 million. Diluted earnings per share for the second quarter FY06 was $0.34.

As discussed in our first quarter of FY06 earnings news release issued on May 2, 2006, second quarter of FY06 interest expenses of $2.7 million includes a $0.9 million non-cash write off of loan origination fees made as a result of the early payoff of $45 million of term debt.

Backlog as of July 1, 2006 was approximately $1 billion, including $243 million in funded backlog and $756 million in unfunded backlog. Funded backlog is up 62 percent from the $150 million reported at the end of second quarter 2005. Days Sales Outstanding (DSOs) were 76 days at the end of the second quarter FY06.

“We are very pleased to report another quarter of strong financial results. By specializing in mission-critical assignments, we continue to produce double-digit organic growth in 2006. Organic growth rate of 14 percent for the first half of the year is within our annual targeted range of 10 to 15 percent, confirming that our capabilities continue to be aligned with the Federal government’s IT priorities, “ said Brad Antle, SI International’s President and CEO. “We have successfully completed the integration of our eighth acquisition which broadens our client base and provides many cross-selling possibilities. We continue our tradition of meeting or exceeding our financial goals for every quarter since becoming a public company.”

First Half FY06 Financial Results

For the first half of FY06 ended July 1, 2006, revenue increased 26 percent to $226.5 million, compared to $179.7 million for the first half of FY05. Income from operations for the first half of FY06 was $19.0 million, an increase of 28 percent over operating income of $14.8 million reported a year earlier. Operating margin for the first half of FY06 was 8.4 percent, as compared to 8.3 percent in the first half of FY05. Net income for the first six months of FY06 was $8.8 million, an increase of 21 percent over the same period last year of $7.3 million.

As of July 1, 2006, SI International had a solid balance sheet with $6.3 million in cash, approximately $83.4 million in debt, and $224.2 million of stockholders’ equity.

Second Quarter FY06 Highlights

Major highlights during the second quarter include:

•                  Awarded a new $30 million contract to support the THRIFT Savings Plan with outsourcing services which include agency payroll office services, legal processing, and death benefits processing. The contract is for five years, which includes a base period of two years with three option years.

•                  Awarded a $14 million task order, under the Contract Advisory and Assistance Services and Engineering and Technical Assistance (CAASETA) contract vehicle, to support Headquarters Air Force Space Command Directorate of Requirements Combatant Commanders Integrated Command and Control Systems Branch.

•                  Awarded a $1.7 million contract to provide additional IPv6 support services to Defense Information Systems Agency (DISA).

•                  Awarded the U.S. Navy’s SeaPort Enhanced (SeaPort-e) indefinite delivery-indefinite quantity (ID/IQ) contract vehicle. This contract provides SI International the opportunity to competitively compete for task orders requiring support services for all phases of weapon systems acquisition and life-cycle support. SI International is among multiple award winners of this contract.

•                  On the Madison Research Corporation (MRC) team that was selected by the US Air Force (USAF) Aeronautical Systems Center (ASC) as a prime contractor for the Consolidated Acquisition of Professional Services (CAPS) ID/IQ contract at Wright-Patterson Air Force Base, OH. CAPS is a 5-year contract with an overall estimated value of $850 million for the ten selected prime contractors.

•                  Completed integration of recent Zen acquisition that broadened SI International’s customer base with the Missile Defense Agency, DoD Washington Headquarters Services, Federal Communications Commission, the Pension Benefit Guaranty Corporation, the Federal Trade Commission, and the Department of Housing and Urban Development.

Business Outlook

Based on SI International’s current backlog and management’s estimate as to future tasking and contract awards, the Company issued the following guidance ranges for the third and fourth quarters FY06 maintaining its previous guidance for full year 2006.

	Q3 2006	Q4 2006	Full Year 2006
Revenue	$117 — $121 million	$122 — $132 million	$470 — $476 million
Net Income	$5.2 — $5.4 million	$5.7 — $6.2 million	$20.0 — $20.5 million
Diluted Earnings Per Share	$0.39 — $0.41	$0.43 - $0.47	$1.54 — $1.58
Diluted Share Equivalents	13.2 million	13.3 million	13.0 million

Earnings guidance for 2006 includes the effect of stock option expense in accordance with FAS 123 (R), Share-Based Payment.

“Our strong performance in the first half of 2006, combined with strong opportunities for future work, provides us confidence that SI International is on track for an outstanding fiscal year. We believe that the trends that are driving government spending on IT are squarely aligned with SI International’s strengths,” said Antle.

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EDT, today, August 1, 2006. Participating in the conference call will be SI International’s President and CEO, Brad Antle and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com. A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, August 1, 2006 at 12:00 PM ET through Tuesday, August 8, 2006 at 5:00 PM ET by calling 1-888-286-8010 and entering the conference passcode 40928701.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions (IT) primarily to the Federal government. The Company combines technology and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions. SI International is ranked as the 40th largest Federal Prime IT Contractor by Washington Technology and has approximately 4,300 employees. More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: differences between authorized amounts and amounts received by the Company under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the Company’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc. and Subsidiaries

Consolidated Statements of Operations

(amounts in thousands, except per share data; unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005

Revenue	$119,233	$95,983	$226,465	$179,700
Operating costs and expenses:
Cost of services	74,968	58,598	141,577	111,201
Selling, general and administrative	32,632	27,929	63,178	51,509
Depreciation and amortization	673	531	1,221	1,082
Amortization of intangible assets	823	611	1,470	1,068

Total operating expenses	109,096	87,669	207,446	164,860

Income from operations	10,137	8,314	19,019	14,840
Other income (expense)	(101)	14	(71)	(85)
Interest expense	(2,693)	(1,659)	(4,475)	(2,756)

Income before provision for income taxes	7,343	6,669	14,473	11,999
Provision for income taxes	2,901	2,633	5,717	4,739

Net income	$4,442	$4,036	$8,756	$7,260

Earnings per common share:
Basic	$0.35	$0.36	$0.72	$0.65
Diluted	$0.34	$0.35	$0.70	$0.62
Basic weighted-average shares outstanding	12,770	11,131	12,096	11,097
Diluted weighted-average shares outstanding	13,171	11,650	12,532	11,638

EBITDA (1)	$11,633	$9.456	$21,710	$16,990

Notes:                                                             (1) EBITDA is defined as GAAP net income (loss plus other expense income, interest expense, income taxes, and depreciation and amortization)

EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2006	2005	2006	2005

Net income	$4,442	$4,036	$8,756	$7,260
Other expense (income)	101	(14)	71	85
Interest expense	2,693	1,659	4,475	2,756
Provision for income taxes	2,901	2,633	5,717	4,739
Depreciation and amortization	673	531	1,221	1,082
Amortization of intangible assets	823	611	1,470	1,068
EBITDA	$11,633	$9,456	$21,710	$16,990

SI International, Inc.

Revenue Segmentation Data

(Amounts in thousands; unaudited)

	Three Months ended
	July 1, 2006		June 25, 2005		Growth
	$	%	$	%	$	%
Core Federal government	117,159	98.3%	94,515	98.5%	22,644	24.0%
Commercial and other	2,074	1.7%	1,468	1.5%	606	41.3%
Total revenue	119,233	100.0%	95,983	100.0%	23,250	24.2%

Prime contracts	92,882	77.9%	70,647	73.6%	22,235	31.5%
Subcontract	26,351	22.1%	25,336	26.4%	1,015	4.0%
Total revenue	119,233	100.0%	95,983	100.0%	23,250	24.2%

Cost reimbursable	35,337	29.6%	25,890	27.0%	9,447	36.5%
Time and materials	47,644	40.0%	43,352	45.2%	4,292	9.9%
Fixed price	36,252	30.4%	26,741	27.8%	9,511	35.6%
Total revenue	119,233	100.0%	95,983	100.0%	23,250	24.2%

Department of Defense	56,411	47.3%	42,376	44.2%	14,035	33.1%
Federal civilian agencies	60,748	51.0%	52,139	54.3%	8,609	16.5%
Commercial entities	2,074	1.7%	1,468	1.5%	606	41.3%
Total revenue	119,233	100.0%	95,983	100.0%	23,250	24.2%

Major contracts:
C4I2TSR	20,961	17.6%	15,866	17.9%	5,095	32.1%
All other	98,272	82.4%	80,117	82.1%	18,155	22.7%
Total revenue	119,233	100.0%	95,983	100.0%	23,250	24.2%

SI International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share data)

	July 1, 2006	December 31, 2005
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$6,283	$26,160
Marketable securities	—	7,850
Accounts receivable, net	99,027	93,633
Deferred tax asset	422	422
Other current assets	7,759	6,276
Total current assets	113,491	134,341
Property and equipment, net	10,423	5,908
Intangible assets, net	22,063	16,483
Other assets	6,528	5,655
Goodwill	220,854	173,308
Total assets	$373,359	$335,695
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$839	$1,000
Accounts payable	17,450	25,364
Accrued expenses and other current liabilities	28,814	29,674
Note payable — former owner of acquired business	5,614	2,280
Total current liabilities	52,717	58,318
Long-term debt, net of current portion	82,555	98,250
Deferred income tax	6,214	5,221
Other long-term liabilities	7,650	6,037
Stockholders’ equity:
Common stock—$0.01 par value per share; 50,000,000 shares authorized; 12,854,939 and 11,341,222 shares issued and outstanding as of July 1, 2006 and December 31, 2005, respectively	129	114
Additional paid-in capital	181,101	133,843
Accumulated other comprehensive income	325	—
Retained earnings	42,668	33,912
Total stockholders’ equity	224,223	167,869
Total liabilities and stockholders’ equity	$373,359	$335,695

SI International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Amounts in thousands; unaudited)

	Six Months Ended
	July 1, 2006	June 25, 2005
Cash flows from operating activities:
Net income	$8,756	$7,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,221	1,082
Amortization of intangible assets	1,470	1,068
Loss on disposal of fixed assets	10	9
Stock-based compensation	12	62
Change in fair value of interest rate swap	325	—
Amortization of deferred financing costs	1,366	288
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	5,326	3,724
Other current assets	(1,354)	(1,360)
Other assets	(1,586)	(658)
Accounts payable and accrued expenses	(13,228)	1,863
Other long term liabilities	2,536	934
Net cash provided by operating activities	4,854	14,272
Cash flows from investing activities:
Purchase of property and equipment	(5,028)	(333)
Proceeds from sale of marketable securities	13,850	7,000
Purchase of marketable securities	(6,000)	(5,000)
Former owner payable	(10,322)	—
Cash paid for business acquisitions, net of cash assumed	(47,992)	(73,973)
Net cash used in investing activities	(55,492)	(72,306)
Cash flows from financing activities:
Proceeds from exercise of stock options	5,245	1,389
Proceeds from issuance of common stock	40,402	—
Income tax benefit for stock option exercises	1,614	—
Repayments under line of credit	—	(28,954)
Proceeds from long-term debt	30,000	100,000
Repayments of long-term debt	(45,856)	—
Payments of debt issuance costs	(552)	(3,170)
Repayments of capital lease obligations	(92)	(53)
Net cash provided by financing activities	30,761	69,212
Net change in cash and cash equivalents	(19,877)	11,178
Cash and cash equivalents, beginning of period	26,160	3,754
Cash and cash equivalents, end of period	$6,283	$14,932

Supplemental disclosures of cash flow information:
Cash payments for interest	$3,809	$1,916
Cash payments for income taxes	$5,946	$2,458

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